EX-99.B-77Q1(a)

SUB-ITEM 77Q1(a): Material amendments to the registrant’s charter or by-laws.

WADDELL & REED ADVISORS FUNDS

Supplement dated May 6, 2016 to the

Waddell & Reed Advisors Equity Funds Prospectus

dated October 30, 2015

and as supplemented January 29, 2016, March 2, 2016 and March 30, 2016

The following replaces the “Portfolio Managers” section for Waddell & Reed Advisors Asset Strategy Fund on page 44:

Portfolio Managers

Michael L. Avery, Executive Vice President of WRIMCO, has managed the Fund since January 1997, and Chace Brundige, Senior Vice President of WRIMCO, and Cynthia P. Prince-Fox, Senior Vice President of WRIMCO, have managed the Fund since August 2014. Effective June 30, 2016, Mr. Avery will no longer serve as a manager of the Fund.

The following is inserted following the final sentence of the first paragraph of the “The Management of the Funds – Portfolio Management – Waddell & Reed Advisors Asset Strategy Fund” section on page 82:

Effective June 30, 2016, Mr. Avery will no longer serve as a manager of the Fund.